Exhibit 5.1

Babak Yaghmaie

T: 212 479 6556

byaghmaie@cooley.com

November 3, 2017

Aquantia Corp.

105 E. Tasman Drive

San Jose, California 95134

Ladies and Gentlemen:

We have acted as counsel to Aquantia Corp., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, covering the offering of up to (a) 820,118 shares (the “2004 Equity Incentive Plan Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), issuable pursuant to the Company’s 2004 Equity Incentive Plan, as amended, (b) 3,024,007 shares of Common Stock (the “2015 Equity Incentive Plan Shares”), issuable pursuant to the Company’s 2015 Equity Incentive Plan, as amended, (c) 1,618,735 shares of Common Stock (the “2017 Equity Incentive Plan Shares”), issuable pursuant to the Company’s 2017 Equity Incentive Plan and (d) 647,494 shares of Common Stock (the “2017 Employee Stock Purchase Plan Shares” and, together with the 2004 Equity Incentive Plan Shares, the 2015 Equity Incentive Plan Shares and the 2017 Equity Incentive Plan Shares, the “Shares”), issuable pursuant to the Company’s 2017 Employee Stock Purchase Plan (together with the Company’s 2004 Equity Incentive Plan, as amended, the Company’s 2015 Equity Incentive Plan, as amended, and the Company’s 2017 Equity Incentive Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued

Aquantia Corp.

November 3, 2017

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pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Babak Yaghmaie
Babak Yaghmaie